Design Services Contract

This Agreement is entered into this 26 day of May, 2010, by and between Wi Inc. (hereinafter referred to as “Wi”), whose address is 96 Inverness Dr. E., Ste. N, Englewood, CO  80112, and Sensivida Medical Technologies, Inc. (hereinafter referred to “Client”), doing business at 77 Ridgeland Road, Rochester, NY 14623.

Recitals

WHEREAS, the Client desires to engage Wi to perform various services for the Client, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, the parties, in the course of their dealings, may furnish to each other proprietary information (as defined in Section 4 below) and do not wish to convey any interest therein to the other or make such proprietary information public or common knowledge;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

1.	Services Provided by Wi

1.1           Wi will perform design services on the allergen device, in accordance with the outline of work set forth in the scheduling and progress of work to be performed, attached hereto and incorporated herein by reference as Exhibit A.   If new project information, instructions, or lead times are received, or if changes Wi deems significant arise during the course of the project, Wi will notify Client in writing and provide a document outlining the Change of Scope of the services to be performed (COS).  The COS shall revise the relevant costs, milestones or other material elements of the services.  Client will be required to sign the COS prior to the change of scope work proceeding.

1.2           Wi will deliver to Client design documentation, prototyping documentation and prototyping assistance for the allergen device, and any other prototype(s) developed during the performance of services under this Agreement.

2.	Compensation

2.1           Client agrees to pay Wi $ 135 per hour for all services performed as set forth in Exhibit A.  Time spent traveling on Client’s behalf and as reasonably necessary in the performance of services will also be billed at $ 135 per hour.

2.2           Client shall reimburse Wi for expenses incurred in connection with the performance of services under this Agreement at cost, plus 15%, provided that, for individual expenses over $1000, Wi will obtain prior approval in writing from Client.  Client will have the option of providing required materials directly at actual cost, provided that it notifies Wi of its intent to do so in advance of Wi incurring expenses for such materials.

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

2.3           Wi will invoice Client for hourly fees and expenses incurred set forth above, every two weeks.  Client agrees to pay all invoices within 30 days of receipt.

2.4           Wi will not be liable to Client for any claims or damages resulting from any delays caused by changes required to the services performed, delays by Client in approving COS, or any other schedule revisions which may result in delays to Wi.

2.5           Client shall provide a retainer in the amount of $25,000 prior to the commencement of services hereunder.  This retainer shall be applied to the last invoice.  Additional retainers may be required in the future from time to time at the discretion of Wi in the event that  a COS (defined in Section 1.1) is executed. In the event of termination under Section 8 of this Agrement, the balance of this retainer shall be returned to the Client.

2.6           Client shall be charged, in addition to any outstanding balance, an interest charge of one and one-half percent (1.5%) per month from the due date of such outstanding balance until paid.

3.	Independent Contractor Status

Wi’s status under this Agreement shall be that of an Independent Contractor, and not an agent or employee of Client.  Neither Wi nor any of its employees, agents or representatives shall be required to work exclusively for the Client, but may also enter into contractual relationships with other persons during the course of this Agreement.  Wi has sole right to control and direct the means, manner and method by which services required by this Agreement will be performed, has the right to perform the services required by this Agreement at any place or location, and at such times as Wi may determine, provided that no additional expenses other than pursuant to this Agreement are incurred for the Client, and shall be responsible for paying all ordinary and necessary expenses of its employees, agents or representatives.

4.	Mutual Protection of Proprietary Information

4.1           The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data, or information belonging to the disclosing party (whether or not reduced to writing or other tangible medium of expression, and whether or not patentable capable of trade secret protection or protected as an unpublished or published work under the United States Copyright Act of 1976, as amended), including, but not limited to (a) designs and drawings, including sketches or computer aided drawings or other graphics or drawings prepared on behalf of the disclosing party, (b) information regarding plans for research, development, new products, marketing or selling of products, business plans, budgets, forecasting, cash flow models, and pricing and cost information, suppliers and customers; (c) financial and profit and loss statements, published or unpublished, audited or unaudited; (d) information regarding skills and compensation of employees of the disclosing party; and (e) any other trade secrets of the disclosing party.  Notwithstanding the foregoing, Proprietary Information does not include information which (i) was already known to the receiving party prior to its contact with the disclosing party, (ii) is or becomes generally available to the public other than through a breach of this Agreement; or (iii) is at any time furnished to the receiving party by a third party who is lawfully in possession of such information and who lawfully conveys such information.

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

4.2           Each party, on behalf of itself and its employees and agents agrees that, during the period of its discussions and or business relationship and for the term of this Agreement, and for so long thereafter as any information received by it remains Proprietary Information: (a) it shall not at any time disclose to any person or use for its own benefit or the benefit of any third party such Proprietary Information without the prior written consent of the disclosing party (which consent may be withheld in the disclosing party’s sole and absolute discretion), and (b) it shall disclose such Proprietary Information only to those of its employees and agents who: (i) have a need for such Proprietary Information in the performance of their duties associated with the business discussions or any resulting relationship including this Agreement, and (ii) have been informed of the obligations of this Agreement and agree in writing to abide by the terms and conditions of this Agreement and maintain such Proprietary Information in confidence.

4.3           Except for the limited right to use the Proprietary Information for the limited purposes herein, nothing in this Agreement shall be construed to convey to the party receiving Proprietary Information any right to or license to use, sell, exploit, copy or further develop such information.  This Agreement does not in any way bind either party to enter into or continue a business relationship of any type with the other beyond the requirements set forth in this Agreement.

5.	Ownership of Work Product

5.1           During the performance of this Agreement, Wi will create certain works for the Client.  All work performed by Wi pursuant to the terms of this Agreement and all property and devices, including design documentation, prototyping documentation, and prototyping assistance, along with any and all other designs, ideas, inventions, improvements or materials conceived, developed or authored by Wi while performing services for the Client under the terms of this Agreement [this will vary based on the type and scope of work], shall remain the property of Wi, until such time that this Agreement is completed according to the terms set forth in Section 8..

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

5.2           At such time as  this Agreement has completed according to the terms set forth in Section 8, all information, materials, reports and other work product that Wi creates or develops for clients’ exclusive use as a part of the services provided hereunder shall be the property of the Client. Additionally, any idea, invention or improvement that generates intellectual property whether patentable or not, as a result of work performed shall be the property of the Client. Client will grant Wi a paid-for, royalty-free non-exclusive license to such intellectual property in those applications outside the scope of Client’s interests. The scope of Client’s interest is defined as applications of microneedle technology to medical diagnostics. Client does not provide or imply any warranty or indemnification regarding the licensed intellectual property and/or other 3rd party claims against it.

5.3         Provided that such information and property is not the Proprietary Information of Client, to the extent any previous inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits or other materials which are accessible from public or other sources to which Wi has access are utilized by Wi in the performance of services under this Agreement, Wi shall have the right to disclose, use, lecture on, or publish such information without obtaining any authority or permission from the Client.  However, Wi will have no such right in regard to any materials produced under this Agreement, except in the event Wi obtains prior written approval by Client, or in the event Client fails to make full payment for services rendered under the terms of this Agreement.

5.4          Wi processes, specialized manufacturing equipment or design features utilized in the manufacturing, design and/or development of Client’s project or devices are meant expressly for use by the Client on the product developed. Any knowledge gained by the client including but not limited to techniques, design features, manufacturing equipment, processes,  shall be treated as confidential information and in no way transferred outside the Client need to know personnel, utilized to develop projects outside the client core product or used to compete against Wi. Any use or implementation of this acquired information requires the written consent of Wi executive management.

6.	Warranty of Performance

6.1           The parties acknowledge that the Services are for custom design services for a new, innovative product or product modifications, and that the success of the Services in designing the product or product modifications cannot be guaranteed or warranted. Wi DISCLAIMS ALL WARRANTIES REGARDING THE SERVICES AND THE PRODUCTS OR PRODUCT MODIFICATIONS DESIGNED PURSUANT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.2           Under no circumstances will Client be entitled to recover indirect, special, incidental, consequential, multiple or punitive damages, lost profits, or opportunity costs related to any claim against Wi in connection with this Agreement, whether such claims is based upon breach of contract, warranty or negligence, and whether grounded in tort, contract, civil law, or any other theory of liability, including strict liability. In no event shall Wi’s total liability hereunder exceed the fees paid to Wi under this Agreement.

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

7.	Indemnification

The Client agrees to indemnify and hold harmless Wi, or any of its employees, agents or representatives, for any and all claims that may be asserted against Wi, or its employees, agents or representatives, by any third parties arising, directly or indirectly, out of the services performed hereunder, whether or not such claim is based upon negligence, gross negligence, or any other alleged action or inaction on the part of Wi, its employees, agents or representatives, and for any attorneys’ fees or other costs incurred by Wi in conjunction with, or arising out of any defense against, any claim raised by such third party.

8.	Term

8.1           This Agreement shall be in effect from the date execution hereof, and shall remain in effect until all services are performed by Wi hereunder and are fully paid for by the Client, unless previously terminated in accordance with terms and conditions of this Agreement.

8.2           Notwithstanding the above, either party may terminate this Agreement at any time, for any reason, upon 30 days written notice to the other party. The Termination Date shall be the date at the end of this 30 day period.

8.3           This Agreement shall be terminated, regardless of any prior written notice, in the following event:  (i) either of the parties behaves in a fraudulent manner during the performance of this Agreement, (ii) either of the parties is legally banned from engaging in any industrial or commercial activity, (iii) the suspension, dissolution or winding up of any of the parties’ businesses, (iv) any of the parties insolvency, or its inability to pay debts, (v) the institution of bankruptcy, reorganization, liquidation, or such other proceedings by or against either of the parties, or the appointment of a custodian, trustee, receiver or similar person for any of the parties’ properties or businesses, (vi) an assignment by either of parties of any of its assets for the benefit of its creditors, and any action of the parties for the purpose of effecting or facilitating any of the foregoing.

8.4           Notwithstanding any termination of this Agreement, the Client shall remain obligated to provide payment to Wi for any services performed up to and including the Termination Date hereunder consistent with the terms and conditions of paragraph 2 above.

8.5           Upon termination of this Agreement for whatever reason, each party agrees, upon request of the disclosing party, to deliver promptly to such other party any documents or other tangible materials reflecting Proprietary Information of such other party and any copies thereof which the party receiving such Proprietary Information may have made, may have access to, or may receive or possess during the period of its discussions and/or business relationship with the other party, including this Agreement.  Upon termination of this Agreement, the party receiving such Proprietary Information shall promptly delete all electronic, magnetic and computer records of such Proprietary Information from any medium recorded or stored by the receiving party. The work product, defined as all work performed by Wi pursuant to the terms of this Agreement and all property and devices, including design documentation, prototyping documentation, and prototyping assistance, along with any and all other designs, ideas, inventions, improvements or materials conceived, developed or authored by Wi while performing services for the Client under the terms of this Agreement (see Section 5.1) shall not be subject to this requirement.

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

9.	No Authority to Bind Client

Wi has no authority to enter into contracts or agreements on behalf of Client.  This Agreement does not create any partnership or joint venture between the parties in conjunction with of the services to be performed by Wi.

10.	Waiver

The waiver of either party of the breach of any provision of this Agreement shall not operate, or be construed, as a waiver of a subsequent breach.

11.	Attorneys’ Fees

In the event of any breach of this Agreement by either party, the substantially prevailing party in any litigation or arbitration involving such breach shall be entitled to an award of reasonable attorneys’ fees and costs incurred in presenting or defending against such litigation or arbitration, including any reasonable fees and costs incurred in conjunction with any appeal of such proceeding, or in conjunction with any effort to collect or secure any remedy which may have been awarded in conjunction with such proceeding.

12.	Modification

No change, modification or waiver of any term of this Agreement, the scope of work outlined in Exhibit A, or the form of payment outlined in paragraph 2 herein, shall be valid unless it is in writing and signed by both Wi and the Client.

13.	Applicable Law and Choice of Venue

This Agreement shall be governed by, and construed and enforced in accordance with the laws of Colorado without regard to any conflict of law principles, and the exclusive venue for resolution of any dispute arising out of the terms and conditions of this Agreement shall be the District Court for the City and County of Denver, State of Colorado.

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

14.	Entire Agreement, Time

This Agreement supersedes all previous agreements, and constitutes the entire agreement between the parties as to the services, and all transactions between the parties will be governed exclusively by this Agreement. Time is of the essence to this Agreement.

15.	Notices

Any notice given in connection with this Agreement shall be given in writing and shall be delivered either by hand delivery to the other party or by certified mail, return receipt requested, to the other party if the other party’s address stated herein.  Either party may change its address stated herein by giving notice to the change in accordance with this paragraph.

16.	Headings

The headings have been inserted for convenience only and are not to be considered when interpreting the provisions of this Agreement.

Wi Inc		Client:

By	/s/ Mike Collins		By	/s/ Jose Mir

Mike Collins			Print Name:	Jose Mir

Title: Chief Operating Officer			Title:	President

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net

Exhibit A

4/30/2010 Proposal Rev D provide by Steve Jackinsky

96 Inverness Dr. E., Suite #N, Englewood, Colorado 80112
(303) 762-1693	www.wiinc.net